EXHIBIT 99.1

MARTIN MARIETTA REPORTS FIRST QUARTER 2017
EARNINGS PER DILUTED SHARE OF $0.67

Achieves Record First-Quarter Net Sales of $791.7 Million and Record Gross Profit of $147.1 Million

Improves Aggregates Product Line Pricing by 5.3 Percent

Southeast Group Generates Double-Digit Pricing and Volume Growth

Reaches Record Net Sales for Magnesia Specialties

Reaffirms Guidance with Continued Momentum of Durable Economic Recovery

RALEIGH, N.C. (May 2, 2017) – Martin Marietta Materials, Inc. (NYSE:MLM) today reported strong results for the first-quarter ended March 31, 2017.

First Quarter 2017 Operational and Financial Highlights:

(All comparisons are versus prior-year first quarter)

♦	Record consolidated net sales of $791.7 million increased 7.9% compared with $734.0 million
♦

Record Building Materials net sales of $728.4 million compared with $674.5 million, an increase of 8.0%, and record Magnesia Specialties net sales of $63.3 million compared with $59.5 million, an increase of 6.4%

♦	Record consolidated gross profit of $147.1 million compared with $145.3 million
♦	EBITDA of $147.7 million
♦	Aggregates product line pricing increase of 5.3%; volume relatively flat
♦	Returned $126.6 million to shareholders through the repurchase of 458,000 shares and dividends

Ward Nye, Chairman, President and CEO of Martin Marietta, stated, “Our strong first-quarter results mark a solid beginning to a very promising year. The vibrant construction environment for our infrastructure, non-residential and residential markets is encouraging.  We are optimistic about the remainder of 2017 and beyond as we see increased momentum across almost our entire geographic footprint, aided by the ongoing, durable economic recovery and employment growth.

“Our results for the quarter are particularly impressive when considering the comparison against a record first quarter in 2016, which, as we have previously noted in our public commentary, was largely aided by the unseasonably cold and wet conditions in late 2015 which created meaningful project and shipment delays. By contrast, this year’s first quarter was measured against a more normalized period. Importantly, our 2017 performance was driven by each product line in our Building Materials business generating solid top-line growth, with overall gains coming from aggregates and ready mixed concrete.  Broad based pricing improvements were seen across our aggregates product line, led by the Southeast Group’s 10.3 percent increase.  Consistent with our expectation for accelerating economic recovery in the southeastern United States, our Georgia and Florida business delivered robust first-quarter results and has the strongest outlook we have seen in many years.

“Strategic acquisitions in our targeted, downstream markets, predominantly Texas and Colorado, completed in 2016, contributed $27 million in first-quarter net sales growth with modest margin contribution.    Margins in these acquired businesses are typical of early-stage acquisitions. We remain confident that, with our team’s

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continued focus on operational excellence and cost discipline, we will achieve margin expansion in these newly acquired businesses that is consistent with our track record.

“In anticipation of a busy 2017, we accelerated several operational initiatives in the first quarter. Where possible, we increased production, invested in our labor force, and performed grading and equipment maintenance early to ensure our operations are poised to satisfy anticipated customer needs, particularly for high-demand products that meet Department of Transportation specifications. The continued ramp up in production should lead to increased leverage and will favorably impact our cost structure throughout the year.

“We remain highly confident that we are in a multi-year construction recovery and that Martin Marietta is particularly well positioned to benefit from the expected increased demand.  We are strategically aligned with the right people and the right assets in premier market positions to enhance long-term shareholder value.”

Mr. Nye’s full CEO Earnings Commentary and Market Perspective can be found on the investor relations portion of the Company’s website.

NOTABLE ITEMS FOR THE FIRST-QUARTER ENDED MARCH 31, 2017

(All growth and margin comparisons are versus the prior-year first quarter)

	Quarter-ended March 31,
	2017	2016
Consolidated net sales	$ 791.7M	$ 734.0M
% variance	7.9%
Consolidated gross profit	$ 147.1M	$ 145.3M
% variance	1.3%
Consolidated gross profit margin (excluding freight and delivery revenues)	18.6%	19.8%
margin variance	(120) bps
Earnings from operations	$ 77.2M	$ 86.0M
% variance	(10.3)%
EBITDA [1]	$ 147.7M	$ 152.6M
% variance	(3.2)%
EBITDA margin as a % of net sales	18.7%	20.8%
margin variance	(210) bps
Earnings per diluted share	$0.67	$0.69
% variance	(2.9)%

1 See appendix for a reconciliation to net earnings.

Operating Results

(All comparisons are versus the prior-year period unless noted otherwise)

Building Materials Business

In the first quarter of 2017, net sales for the Building Materials business, which includes the aggregates, cement, ready mixed concrete and asphalt and paving product lines, were $728.4 million, an increase of 8.0 percent from $674.5 million, driven by pricing gains in aggregates, cement and ready mixed concrete. The aggregates product line price improvement of 5.3 percent was led by a 10.3 percent increase in the Southeast Group. The Mid-America Group and West Group reported increases of 4.4 percent and 2.6 percent, respectively. Ready mixed

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concrete pricing increased 3.3 percent. The cement product line had renewed pricing growth of 2.5 percent in advance of an announced $8.00 per ton price increase effective April 1, 2017.

Aggregates product line shipments were relatively flat compared with a record-breaking first quarter of 2016; however, the Southeast Group’s volume increased 16.4 percent. The Mid-America and West Group’s modest shipment decreases of 1.5 percent and 3.8 percent, respectively, are against a very strong early 2016.  Including shipments from acquired businesses, ready mixed concrete shipments increased 15.1 percent. Total cement shipments decreased 5.4 percent, again, versus a challenging prior year comparison.

Gross margin (excluding freight and delivery revenues) for the Building Materials business was 17.2 percent, reflecting a greater share of total sales in the quarter from both our long-haul and vertically-integrated markets.  The reduction in gross margin of 150 basis points also reflects the investment made in preparation for the higher demand expected through the balance of the year, the fixed cost nature of the business during a seasonally lower volume quarter and carefully executed inventory management plans.  Cement kiln maintenance costs were $4.2 million for the quarter compared with $5.6 million.

Infrastructure Market Highlights

♦

For the quarter, shipments to the infrastructure market comprised 37 percent of aggregates product line volumes. The percentage of shipments going into the infrastructure market remains below the Company’s five-year average, attributable to continued under-investment in the nation’s infrastructure and greater private sector nonresidential and residential investments.  Also, infrastructure construction activity predictably saw little first-quarter benefit from the Fixing America’s Surface Transportation, or FAST, Act.  Management expects increased federal, state and local infrastructure activity as the year progresses and the construction season begins in earnest.

Nonresidential Market Highlights

♦

The nonresidential market represented 32 percent of first-quarter aggregates product line shipments.  The light nonresidential market, which consists primarily of office and retail construction, increased for the quarter; however, heavy nonresidential activity, which includes industrial building as well as energy and energy-related construction, was lower, resulting in a 5.0 percent decrease in overall nonresidential shipments.

♦

In-line with management’s expectations, the decline in heavy nonresidential was primarily due to the completion in 2016 of several large energy-related projects in the West Group that were not immediately replaced in the first quarter 2017 and also a more typical start to the Mid-America Group’s construction season.

Residential Market Highlights

♦	The residential market accounted for 22 percent of aggregates product line shipments for the first quarter.
♦	Volumes to this segment increased 27 percent, driven by continued strength in housing across the Company’s geographic footprint.
♦

Florida, Texas, North Carolina and Georgia, key geographies for the Building Materials business, comprised the top 4 states for single family housing starts as of February 2017.  Additionally, on the metro-level, Austin, Atlanta, Charlotte, Dallas, Orlando, Tampa and Raleigh comprised the top 7 for single family unit starts, with all but Dallas experiencing double-digit growth.

The ChemRock/Rail market accounted for the remaining 9 percent of aggregates product line volumes. The volume decline in this market principally reflects reduced ballast shipments.

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Magnesia Specialties Business

In the first quarter of 2017, net sales for the Magnesia Specialties business were $63.3 million, an increase of 6.4 percent from $59.5 million, with growth in both the chemicals and lime product lines.  Although gross profit decreased 3.0 percent to $22.3 million, due principally to higher natural gas prices and contract service expenses, gross margin (excluding freight and delivery revenues) remained strong and was 35.3 percent for the first quarter 2017.

Steel capacity utilization has increased to approximately 74 percent in 2017, compared with the prior-year utilization rate of approximately 72 percent.

Consolidated Operating Results

SG&A expenses were 8.8 percent of net sales, reflective of a higher first-quarter accrual rate in performance-based incentive compensation compared with the prior-year quarter. Earnings from operations for the first quarter were $77.2 million in 2017 compared with $86.0 million in 2016, a decrease of 10.3 percent.

The estimated effective income tax rate was 26 percent for the first quarter 2017, driven primarily by excess tax benefits associated with option exercises and vesting of stock-based compensation awards.  During the first quarter of 2017, the Company adopted ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, which requires excess income tax benefits and tax deficiencies be recorded in tax expense, as a discrete event, in the period shares are issued or options are exercised.

Liquidity and Capital Resources

Cash provided by operating activities for the first quarter was $74.0 million in 2017 compared with $68.3 million in 2016.

Property, plant and equipment additions for the first quarter 2017 were $102 million, reflecting the continued strategic deployment of capital into the business, including mobile fleet purchases that will reduce maintenance and repair costs.  Full-year capital spending is expected to range from $400 million to $500 million.

At March 31, 2017, the ratio of consolidated debt to consolidated EBITDA, as defined, for the trailing-12 months was 1.9 times.

Commitment to Increasing Shareholder Value

The Board of Directors of Martin Marietta previously authorized a share repurchase program under which the Company may acquire up to 20 million shares of its outstanding common stock. Repurchases are expected to be carried out through a variety of methods, which may include open market purchases, privately negotiated transactions, block trades, accelerated share purchase transactions, or any combination of such methods. The Company expects to complete the repurchase program over the next several years, though the actual timing of completion will be based on an ongoing assessment of the capital needs of the business, the market price of the Company’s common stock and general market conditions. Share repurchases will be undertaken based on then-current business and market factors; therefore, the actual return of capital in any single quarter may vary. The repurchase program may be modified, suspended or discontinued by the Company at any time without prior notice.

In the first quarter 2017, the Company repurchased 458,000 shares and paid a cash dividend of $0.42 per share, returning $126.6 million to shareholders.  Since announcing its repurchase authorization in February of 2015, the Company has repurchased 5.4 million shares and, including the payment of dividends, returned $1.12 billion to shareholders.  As of March 31, 2017, there were 62.8 million shares of Martin Marietta common stock outstanding and 14.6 million shares remaining under the current repurchase authorization.

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Full-Year 2017 Outlook

The Company is encouraged by positive trends in the markets it serves and its ability to execute its strategic business plans. Notably:

♦

Public sector growth is expected to continue in 2017 as new monies flow into the system. FAST Act projects should accelerate through the year, supported by ongoing activity funded through the Transportation Infrastructure Finance and Innovation Act (TIFIA). Additionally, state and local initiatives increasing infrastructure funding, including ballot initiatives passed over the past 24 months, are expected to grow and continue to play an expanded role in public-sector activity.

♦

Nonresidential construction is expected to modestly increase in both the heavy industrial and commercial sectors.  The Dodge Momentum Index is at its highest level since 2009, signaling continued growth. Additional energy-related economic activity, including follow-on public and private construction, will be mixed. While $47 billion of new energy-related projects are scheduled to start in 2017 and 2018, the certainty and timing of commencement will affect nonresidential growth.

♦

Residential construction is expected to continue growing, particularly in key Martin Marietta markets, driven by employment gains, historically low levels of construction activity over the previous years, low mortgage rates, higher lot development, and higher multi-family rental rates.

Based on these trends and expectations, including a return to more normal weather patterns, the Company anticipates achieving the following for the full year:

♦	Aggregates product line end-use markets compared with 2016 levels are as follows:
•	Infrastructure market to increase mid-single digits.
•	Nonresidential market to increase in the low- to mid-single digits.
•	Residential market to increase in the mid- to high-single digits.
•	ChemRock/Rail market to remain stable.

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2017 GUIDANCE
	Low	High
Consolidated Results
Consolidated net sales [1]	$ 3.75B	$ 3.95B
Consolidated gross profit	$ 1.0B	$ 1.1B

SG&A	$ 255M	$ 265M
Interest expense	$ 85M	$ 90M
Estimated tax rate (excluding discrete events)	30%	30%
Capital Expenditures	$ 400M	$ 500M

EBITDA	$ 1.05B	$ 1.13B

Building Materials Business
Aggregates Product Line
Volume (total tons) [2]	165M	167M
% growth [2]	4.0%	5.5%

Average selling price per ton	$13.50	$13.75
% growth	5.0%	7.0%
Net sales	$ 2.2B	$ 2.3B
Gross profit	$ 660M	$ 725M

Cement Product Line
Net sales	$ 380M	$ 400M
Gross profit	$ 130M	$ 155M

Ready Mixed Concrete and Asphalt/Paving Product Lines
Net sales	$ 1.325B	$ 1.400B
Gross profit	$ 145M	$ 155M

Magnesia Specialties Business
Net sales	$ 235M	$ 240M
Gross profit	$ 85M	$ 90M

1 2017 consolidated net sales exclude $390 million related to estimated intersegment sales.

2 Represents 2017 total aggregates volumes, which includes approximately 11.6 million internal tons. Volume growth ranges are in comparison to total volumes of 158.6 million tons as reported for the full year 2016, which includes 10.4 million internal tons.

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Risks to Outlook

The 2017 outlook includes management’s assessment of the likelihood of certain risks and uncertainties that may affect performance, including but not limited to: both price and volume, and a recurrence of widespread decline in aggregates volume negatively affecting aggregates price; the termination, capping and/or reduction of the federal and/or state gasoline tax(es) or other revenue related to infrastructure construction; a significant change in the funding patterns for traditional federal, state and/or local infrastructure projects; the United States Congress’ inability to reach agreement among themselves or with the current Administration on policy issues that impact the federal budget; the volatility in the commencement of infrastructure projects; a reduction in defense spending, and the subsequent impact on construction activity on or near military bases; a decline in nonresidential construction; a further decline in energy-related construction activity resulting from a sustained period of low global oil prices or changes in oil production patterns in response to this decline and certain regulatory or other economic factors; a slowdown in the residential construction recovery; a reduction in economic activity in the Company’s Midwest states resulting from reduced funding levels provided by the Agricultural Act of 2014 and a sustained reduction in capital investment by the railroads; an increase in the cost of compliance with governmental laws, rules and regulations; construction labor shortages; and unexpected equipment failures, unscheduled maintenance, industrial accident or other prolonged and/or significant disruption to its cement and/or its Magnesia Specialties production facilities.  Further, increased highway construction funding pressures resulting from either federal or state issues can affect profitability.  If these negatively affect transportation budgets more than in the past, construction spending could be reduced.  Cement is subject to cyclical supply and demand and price fluctuations.  The Magnesia Specialties business essentially runs at capacity; therefore any unplanned changes in costs or realignment of customers introduce volatility to the earnings of this segment.

The Company’s principal business serves customers in construction markets.  This concentration could increase the risk of potential losses on customer receivables; however, payment bonds normally posted on public projects, together with lien rights on private projects, mitigate the risk of uncollectible receivables.  The level of demand in the Company’s end-use markets, production levels and the management of production costs will affect the operating leverage of the Building Materials business and, therefore, profitability.  Production costs in the Building Materials business are also sensitive to energy and raw material prices, both directly and indirectly.  Diesel fuel, coal, and other consumables change production costs directly through consumption or indirectly by increased energy-related input costs, such as steel, explosives, tires and conveyor belts.  Fluctuating diesel fuel pricing also affects transportation costs, primarily through fuel surcharges in the Company’s long-haul distribution network.  The Magnesia Specialties business is sensitive to changes in domestic steel capacity utilization as well as the absolute price and fluctuation in the cost of natural gas.

Transportation in the Company’s long-haul network, particularly the supply of rail cars and locomotive power and condition of rail infrastructure to move trains, affects the Company’s efficient transportation of aggregate products in certain markets, most notably Texas, Colorado, Florida, North Carolina and the Gulf Coast.  In addition, availability of rail cars and locomotives affects the Company’s movement of essential dolomitic lime for magnesia chemicals, to both the Company’s plant in Manistee, Michigan, and customers.  The availability of trucks, drivers and railcars to transport the Company’s product, particularly in markets experiencing high growth and increased demand, is also a risk and pressures the associated costs.

All of the Company’s businesses are also subject to weather-related risks that can significantly affect production schedules and profitability.  The first and fourth quarters are most adversely affected by winter weather.  Hurricane activity in the Atlantic Ocean and Gulf Coast generally is most active during the third and fourth quarters. In fact, in early October 2016, Hurricane Matthew generated winds and significant amounts of rainfall disrupting operations from the Bahamas, Florida, Georgia and the Carolinas.  However, after hurricane-related

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flood waters recede, management expects an increase in construction activity as roads, homes and businesses are repaired.

Risks to the outlook also include shipment declines resulting from economic events beyond the Company’s control.  In addition to the impact on nonresidential and residential construction, the Company is exposed to risk in its estimated outlook from credit markets and the availability of and interest cost related to its debt.

The Company’s future performance is also exposed to risks from tax reform at the federal and state levels.

CONFERENCE CALL INFORMATION

The Company will discuss its first-quarter 2017 earnings results on a conference call and an online web simulcast today (May 2, 2017).  The live broadcast of the Martin Marietta conference call will begin at 11:00 a.m. Eastern Time today.  An online replay will be available approximately two hours following the conclusion of the live broadcast.  A link to these events will be available at the Company’s website.  Additionally, the Company has posted supplemental financial information related to its first-quarter performance on its website. For those investors without online web access, the conference call may also be accessed by calling (970) 315-0423, confirmation number 12791717.

Martin Marietta, a member of the S&P 500 Index, is an American-based company and a leading supplier of building materials, including aggregates, cement, ready mixed concrete, and asphalt. Through a network of operations spanning 26 states, Canada, The Bahamas, and the Caribbean Islands, dedicated Martin Marietta teams supply the resources necessary for building the solid foundations on which our communities thrive. Martin Marietta's Magnesia Specialties business provides a full range of magnesium oxide, magnesium hydroxide and dolomitic lime products.  For more information, visit www.martinmarietta.com or www.magnesiaspecialties.com.

Investor Contact:

Elisabeth L. Eisleben

Director, Investor Relations

(919) 510-4776

Elisabeth.Eisleben@martinmarietta.com

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If you are interested in Martin Marietta Materials, Inc. stock, management recommends that, at a minimum, you read the Corporation’s current annual report and Forms 10-K, 10-Q and 8-K reports to the Securities and Exchange Commission (SEC) over the past year.  The Corporation’s recent proxy statement for the annual meeting of shareholders also contains important information.  These and other materials that have been filed with the SEC are accessible through the Corporation’s website at www.martinmarietta.com and are also available at the SEC’s website at www.sec.gov.  You may also write or call the Corporation’s Corporate Secretary, who will provide copies of such reports.

Investors are cautioned that all statements in this press release that relate to the future involve risks and uncertainties, and are based on assumptions that the Corporation believes in good faith are reasonable but which may be materially different from actual results.  Forward-looking statements give the investor the Corporation’s expectations or forecasts of future events.  You can identify these statements by the fact that they do not relate only to historical or current facts.  They may use words such as "anticipate," "expect," "should be," "believe," “will,” and other words of similar meaning in connection with future events or future operating or financial performance.  Any or all of our forward-looking statements here and in other publications may turn out to be wrong.

Factors that the Corporation currently believes could cause actual results to differ materially from the forward-looking statements in this press release include, the performance of the United States economy and the resolution and impact of the debt ceiling and sequestration issues; widespread decline in aggregates pricing; the history of both cement and ready mixed concrete being subject to significant changes in supply, demand and price; the termination, capping and/or reduction or suspension of the federal and/or state gasoline tax(es) or other revenue related to infrastructure construction; the level and timing of federal and state transportation funding, most particularly in Texas, North Carolina, Iowa, Colorado and Georgia; the ability of states and/or other entities to finance approved projects either with tax revenues or alternative financing structures; levels of construction spending in the markets the Corporation serves; a reduction in defense spending, and the subsequent impact on construction activity on or near military bases; a decline in the commercial component of the nonresidential construction market, notably office and retail space; a further slowdown in energy-related construction activity, particularly in Texas; a slowdown in residential construction recovery; a reduction in construction activity and related shipments due to a decline in funding under the domestic farm bill; unfavorable weather conditions, particularly Atlantic Ocean hurricane activity, the late start to spring or the early onset of winter and the impact of a drought or excessive rainfall in the markets served by the Corporation; the volatility of fuel costs, particularly diesel fuel, and the impact on the cost of other consumables, namely steel, explosives, tires and conveyor belts, and with respect to the Magnesia Specialties business, natural gas; continued increases in the cost of other repair and supply parts; unexpected equipment failures, unscheduled maintenance, industrial accident or other prolonged and/or significant disruption to cement production facilities; increasing governmental regulation, including environmental laws; transportation availability, notably the availability of railcars and locomotive power to move trains to supply the Corporation’s Texas, Florida and Gulf Coast markets; increased transportation costs, including increases from higher passed-through energy and other costs to comply with tightening regulations as well as higher volumes of rail and water shipments; availability of trucks and licensed drivers for transport of the Corporation’s materials, particularly in areas with significant energy-related activity, such as Texas and Colorado; availability and cost of construction equipment in the United States; weakening in the steel industry markets served by the Corporation’s dolomitic lime products; proper functioning of information technology and automated operating systems to manage or support operations; inflation and its effect on both production and interest costs; ability to successfully integrate acquisitions quickly and in a cost-effective manner and achieve anticipated profitability to maintain compliance with the Corporation’s leverage ratio debt covenant; changes in tax laws, the interpretation of such laws and/or administrative practices that would increase the Corporation’s tax rate;  violation of the Corporation’s debt covenant if price and/or volumes return to previous levels of instability; downward pressure on the Corporation’s common stock price and its impact on goodwill impairment evaluations; reduction of the Corporation’s credit rating to non-investment grade resulting from strategic acquisitions; and other risk factors listed from time to time found in the Corporation’s filings with the SEC.  Other factors besides those listed here may also adversely affect the Corporation, and may be material to the Corporation.  The Corporation assumes no obligation to update any such forward-looking statements.

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Unaudited Statements of Earnings
(In millions, except per share amounts)

	Three Months Ended
	March 31,
	2017	2016
Net sales	$791.7	$734.0
Freight and delivery revenues	52.2	54.8
Total revenues	843.9	788.8
Cost of sales	644.6	588.7
Freight and delivery costs	52.2	54.8
Total cost of revenues	696.8	643.5
Gross profit	147.1	145.3
Selling, general and administrative expenses	69.5	58.3
Acquisition-related expenses, net	-	0.3
Other operating expenses, net	0.4	0.7
Earnings from operations	77.2	86.0
Interest expense	20.9	20.0
Other nonoperating (income) and expenses, net	(0.5)	1.2
Earnings before taxes on income	56.8	64.8
Taxes on income	14.5	19.7
Consolidated net earnings	42.3	45.1
Less: Net earnings attributable to noncontrolling interests	-	0.1
Net earnings attributable to Martin Marietta Materials, Inc.	$42.3	$45.0

Net earnings per common share attributable to common shareholders:
Basic	$0.67	$0.70
Diluted	$0.67	$0.69

Dividends per common share	$0.42	$0.40

Average number of common shares outstanding:
Basic	63.0	64.2
Diluted	63.3	64.4

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Unaudited Financial Highlights
(In millions)

	Three Months Ended
	March 31,
	2017	2016
Net sales:
Building Materials Business:
Mid-America Group	$177.3	$173.4
Southeast Group	86.7	67.3
West Group	464.4	433.8
Total Building Materials Business	728.4	674.5
Magnesia Specialties	63.3	59.5
Total	$791.7	$734.0

Gross profit (loss):
Building Materials Business:
Mid-America Group	$26.3	$27.6
Southeast Group	14.4	10.4
West Group	84.5	88.3
Total Building Materials Business	125.2	126.3
Magnesia Specialties	22.3	23.0
Corporate	(0.4)	(4.0)
Total	$147.1	$145.3

Selling, general and administrative expenses:
Building Materials Business:
Mid-America Group	$13.5	$13.1
Southeast Group	4.4	3.8
West Group	25.1	23.0
Total Building Materials Business	43.0	39.9
Magnesia Specialties	2.4	2.3
Corporate	24.1	16.1
Total	$69.5	$58.3

Earnings (Loss) from operations:
Building Materials Business:
Mid-America Group	$13.4	$14.7
Southeast Group	10.1	7.0
West Group	61.2	65.8
Total Building Materials Business	84.7	87.5
Magnesia Specialties	19.9	20.6
Corporate	(27.4)	(22.1)
Total	$77.2	$86.0

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Unaudited Financial Highlights
(In millions)

	Three Months Ended
	March 31,
	2017	2016
Net sales by product line:
Building Materials Business:
Aggregates	$451.4	$430.9
Ready Mixed Concrete	222.4	186.9
Cement	93.7	96.9
Asphalt and Paving	26.6	13.8
Less: Interproduct sales	(65.7)	(54.0)
Total Building Materials Business	728.4	674.5
Magnesia Specialties Business	63.3	59.5
Total	$791.7	$734.0

Gross profit (loss) by product line:
Building Materials Business:
Aggregates	$79.3	$82.1
Ready Mixed Concrete	19.8	17.9
Cement	30.9	32.6
Asphalt and Paving	(4.8)	(6.3)
Total Building Materials Business	125.2	126.3
Magnesia Specialties Business	22.3	23.0
Corporate	(0.4)	(4.0)
Total	$147.1	$145.3

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Balance Sheet Data
(In millions)

	March 31,	December 31,	March 31,
	2017	2016	2016
	(Unaudited)	(Audited)	(Unaudited)
ASSETS
Cash and cash equivalents	$55.4	$50.0	$27.2
Accounts receivable, net	479.2	457.9	448.0
Inventories, net	537.0	521.6	485.4
Other current assets	51.6	56.9	37.7
Property, plant and equipment, net	3,467.6	3,423.4	3,263.0
Intangible assets, net	2,667.1	2,670.7	2,654.7
Other noncurrent assets	135.9	120.4	142.3
Total assets	$7,393.8	$7,300.9	$7,058.3

LIABILITIES AND EQUITY
Current maturities of long-term debt and short-term facilities	$290.0	$180.0	$177.4
Other current liabilities	341.6	366.6	314.7
Long-term debt (excluding current maturities)	1,556.2	1,506.2	1,575.3
Other noncurrent liabilities	1,130.0	1,105.5	1,045.3
Total equity	4,076.0	4,142.6	3,945.6
Total liabilities and equity	$7,393.8	$7,300.9	$7,058.3

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Unaudited Statements of Cash Flows
(In millions)
	Three Months Ended
	March 31,
	2017	2016
Operating activities:
Consolidated net earnings	$42.3	$45.1
Adjustments to reconcile consolidated net earnings to net cash provided by operating activities:
Depreciation, depletion and amortization	70.4	68.4
Stock-based compensation expense	10.3	7.2
Loss (Gain) on divestitures and sales of assets	0.1	(0.1)
Deferred income taxes	2.8	18.0
Other items, net	-	(2.0)
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable, net	(21.3)	(29.7)
Inventories, net	(15.4)	(13.5)
Accounts payable	8.5	9.2
Other assets and liabilities, net	(23.7)	(34.3)
Net cash provided by operating activities	74.0	68.3

Investing activities:
Additions to property, plant and equipment	(102.1)	(94.2)
Acquisitions, net	-	(123.0)
Cash received in acquisition	-	3.4
Proceeds from divestitures and sales of assets	0.6	3.4
Payment of railcar construction advances	(37.0)	-
Reimbursement of railcar construction advances	37.0	-
Net cash used for investing activities	(101.5)	(210.4)

Financing activities:
Borrowings of long-term debt	205.0	210.0
Repayments of long-term debt	(45.0)	(26.4)
Payments on capital leases	(0.8)	(0.8)
Change in bank overdraft	-	(10.2)
Repurchases of common stock	(100.0)	(150.0)
Dividends paid	(26.6)	(25.8)
Issuances of common stock	4.0	4.7
Shares withheld for employees' income tax obligations	(3.7)	(0.6)
Net cash provided by financing activities	32.9	0.9

Net decrease in cash and cash equivalents	5.4	(141.2)
Cash and cash equivalents, beginning of period	50.0	168.4
Cash and cash equivalents, end of period	$55.4	$27.2

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Unaudited Operational Highlights

	Three Months Ended
	March 31, 2017
	Volume	Pricing
Volume/Pricing Variance (1)
Mid-America Group	(1.5%)	4.4%
Southeast Group	16.4%	10.3%
West Group	(3.8%)	2.6%
Total Aggregates Product Line (2)	(0.2%)	5.3%

	Three Months Ended
	March 31,
Shipments (tons in thousands)	2017	2016
Mid-America Group	12,738	12,938
Southeast Group	5,028	4,318
West Group	14,845	15,425
Total Aggregates Product Line (2)	32,611	32,681

(1) Volume/pricing variances reflect the percentage increase (decrease) from the comparable period in the prior year.
(2) Aggregates Product Line includes acquisitions from the date of acquisition and divestitures through the date of disposal.

	Three Months Ended
	March 31,
	2017	2016
Shipments (in thousands)
Aggregates tons - external customers	30,418	30,760
Internal aggregates tons used in other product lines	2,193	1,921
Total aggregates tons	32,611	32,681

Ready Mixed Concrete - cubic yards	2,056	1,786

Cement tons - external customers	606	685
Internal cement tons used in other product lines	299	272
Total Cement tons	905	957

Asphalt tons - external customers	153	80
Internal asphalt tons used in road paving business	137	65
Total asphalt tons	290	145

Average unit sales price by product line (including internal sales):
Aggregates (per ton)	$13.73	$13.04
Ready Mixed Concrete (per cubic yard)	$105.84	$102.45
Cement (per ton)	$102.54	$100.04
Asphalt (per ton)	$36.23	$42.62

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Non-GAAP Financial Measures
(Dollars in millions)

Gross margin as a percentage of net sales and operating margin as a percentage of net sales represent non-GAAP measures.  The Company presents these ratios calculated based on net sales, as it is consistent with the basis by which management reviews the Company's operating results.  Further, management believes it is consistent with the basis by which investors analyze the Company's operating results, given that freight and delivery revenues and costs represent pass-throughs and have no profit markup.  Gross margin and operating margin calculated as percentages of total revenues represent the most directly comparable financial measures calculated in accordance with generally accepted accounting principles ("GAAP").  The following tables present the calculations of gross margin for the three months ended March 31, 2017 and 2016, in accordance with GAAP and reconciliations of the ratios as percentages of total revenues to percentages of net sales:

Consolidated Gross Margin in Accordance with Generally Accepted Accounting Principles	Three Months Ended
	March 31,
	2017	2016
Gross profit	$147.1	$145.3
Total revenues	$843.9	$788.8
Gross margin	17.4%	18.4%

Consolidated Gross Margin Excluding Freight and Delivery Revenues	Three Months Ended
	March 31,
	2017	2016
Gross profit	$147.1	$145.3
Total revenues	$843.9	$788.8
Less: Freight and delivery revenues	(52.2)	(54.8)
Net sales	$791.7	$734.0
Gross margin excluding freight and delivery revenues	18.6%	19.8%

Building Materials Business Gross Margin in Accordance with Generally Accepted Accounting Principles	Three Months Ended
	March 31,
	2017	2016
Gross profit	$125.2	$126.3
Total revenues	$775.3	$724.6
Gross margin	16.1%	17.4%

Building Materials Business Gross Margin Excluding Freight and Delivery Revenues	Three Months Ended
	March 31,
	2017	2016
Gross profit	$125.2	$126.3
Total revenues	$775.3	$724.6
Less: Freight and delivery revenues	(46.9)	(50.1)
Net sales	$728.4	$674.5
Gross margin excluding freight and delivery revenues	17.2%	18.7%

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Non-GAAP Financial Measures (continued)
(Dollars in millions)

Magnesia Specialties Business Gross Margin in Accordance with Generally Accepted Accounting Principles	Three Months Ended
	March 31,
	2017	2016
Gross profit	$22.3	$23.0
Total revenues	$68.6	$64.2
Gross margin	32.5%	35.8%

Magnesia Specialties Business Product Line Gross Margin Excluding Freight and Delivery Revenues	Three Months Ended
	March 31,
	2017	2016
Gross profit	$22.3	$23.0
Total revenues	$68.6	$64.2
Less: Freight and delivery revenues	(5.3)	(4.7)
Net sales	$63.3	$59.5
Gross margin excluding freight and delivery revenues	35.3%	38.6%

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Non-GAAP Financial Measures (continued)
(Dollars in millions)

The ratio of Consolidated Debt-to-Consolidated EBITDA, as defined, for the trailing-12 months is a covenant under the Company's revolving credit facility and accounts receivable securitization facility.  Under the terms of these agreements, as amended, the Company's ratio of Consolidated Debt-to-Consolidated EBITDA as defined, for the trailing-12 months cannot exceed 3.50 times as of March 31, 2017, with certain exceptions related to qualifying acquisitions, as defined.

The following presents the calculation of Consolidated Debt-to-Consolidated EBITDA, as defined by the Company's Credit Agreement, at March 31, 2017, for the trailing-12 months EBITDA. For supporting calculations, refer to Company's website at www.martinmarietta.com.

Twelve Month Period
April 1, 2016 to
March 31, 2017
Earnings from continuing operations attributable to Martin Marietta Materials, Inc.	$422.7
Add back:
Interest expense	82.5
Income tax expense	176.4
Depreciation, depletion and amortization expense	284.9
Stock-based compensation expense	23.5

Deduct:
Interest income	(0.2)
Nonrecurring gains on divestitures, net	(5.2)

Consolidated EBITDA, as defined by the Company's Credit Agreement	$984.6

Consolidated Net Debt, as defined and including debt for which the Company is a co-borrower, at March 31, 2017	$1,862.9

Consolidated Debt-to-Consolidated EBITDA, as defined by the Company's Credit Agreement,
at March 31, 2017, for the trailing-12 months EBITDA	1.89 times

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Non-GAAP Financial Measures (continued)
(Dollars in millions)

EBITDA is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness.  EBITDA is not defined by generally accepted accounting principles and, as such, should not be construed as an alternative to net earnings or operating cash flow.  For further information on EBITDA, refer to the Company's website at www.martinmarietta.com.  EBITDA is as follows for the three months ended March 31, 2017 and 2016.

	Three Months Ended
	March 31,
	2017	2016
Consolidated Earnings Before Interest, Income Taxes, Depreciation, Depletion and Amortization (EBITDA)	$147.7	$152.6

A Reconciliation of Net Earnings (Loss) Attributable to Martin Marietta Materials, Inc. to Consolidated EBITDA is as follows:
	Three Months Ended
	March 31,
	2017	2016
Net Earnings Attributable to Martin Marietta Materials, Inc.	$42.3	$45.0
Add back:
Interest Expense	20.9	20.0
Taxes on Income	14.5	19.7
Depreciation, Depletion and Amortization Expense	70.0	67.9
Consolidated EBITDA	$147.7	$152.6

Net Sales	$791.7	$734.0

EBITDA margin as percentage of net sales	18.7%	20.8%

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